Exhibit 99.1

Parkway Acquisition Corp. Announces Fourth Quarter Earnings
Company Release – 02/15/2017

FLOYD, VA. and INDEPENDENCE, VA, February 15, 2017 /PRNewswire-FirstCall/ -- On February 15, 2017, Parkway Acquisition Corp. (Parkway) announced fourth quarter 2016 earnings and provided an update on the July 1, 2016 merger with Grayson Bankshares, Inc. (Grayson), and Cardinal Bankshares Corporation (Cardinal).

As previously announced, Grayson and Cardinal merged with and into Parkway on July 1, 2016, with Parkway as the surviving corporation.  Immediately following that merger, Cardinal's wholly-owned banking subsidiary, Bank of Floyd, merged with and into Grayson's wholly-owned banking subsidiary, Grayson National Bank. Bank of Floyd continues to operate as a separate division of Grayson National Bank until our systems conversion and rebranding are complete, expected to be on March 13, 2017. (For accounting purposes, Grayson is considered the acquiror and Cardinal is considered the acquiree in the transaction. As such, all information contained herein as of and for periods prior to July 1, 2016 reflects the operations of Grayson prior to the merger.)

Parkway recorded pre-tax earnings of $556 thousand for the quarter ended December 31, 2016 compared to a pre-tax loss of $175 thousand for the same period in 2015.  Income tax expense increased by $87 thousand from the fourth quarter of 2015 to 2016 resulting net income of $397 thousand for the fourth quarter of 2016 compared to a net loss of $247 thousand for the same period in 2015. The increase in pretax earnings of $731 thousand from the fourth quarter of 2015 to the fourth quarter of 2016 was due primarily to the merger with Cardinal. Earnings for the year totaled $2.4 million, compared to $1.0 million in 2015.

Total interest income increased by $2.2 million for the quarter ended December 31, 2016 compared to the quarter ended December 31, 2015, while interest expense on deposits increased by $142 thousand over the same period.  The increase in interest income was attributable primarily to the merger with Cardinal which added approximately $157.9 million in loans and $16.0 million in investment securities to the Company's earning assets.  While interest on loans increased based upon the increased balances, the prolonged low interest rate environment combined with increasing competition continues to place downward pressure on overall loan yields.  Interest expense on deposits increased by $142 thousand due to the addition of interest-bearing deposits from the Cardinal merger.  The average interest rate paid for deposits continues to decrease as longer term time deposits continue to reprice at current lower rates.  Interest expense on borrowings decreased by $124 thousand due to a reduction in borrowings of $10.0 million early in 2016.

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The provision for loan losses was a negative $52 thousand for the quarter ended December 31, 2016, compared to a negative $68 thousand for the quarter ended December 31, 2015.  The reserve for loan losses at December 31, 2016 was approximately 0.83% of total loans, compared to 1.44% at December 31, 2015.  The decrease in the reserve percentage was due to the Cardinal acquisition and the application of purchase accounting guidance which required the elimination of Cardinal's loan loss reserves.  Management's estimate of probable credit losses inherent in the acquired Cardinal loan portfolio was reflected as a purchase discount which will be accreted into income over the remaining life of the acquired loans.  Management believes the provision and the resulting allowance for loan losses are adequate.

Total noninterest income was $1.7 million in the fourth quarter of 2016 compared to $577 thousand in the fourth quarter of 2015.  The increase was due primarily to the Cardinal merger. Service charges on deposit accounts as well as other account-based service charges and fees increased due to the increased number of accounts and deposit balances. The fair values of the assets acquired and liabilities assumed in the Cardinal acquisition, when compared with the value of consideration paid, resulted in a bargain purchase gain of $891 thousand, of which $709 thousand was recognized in the fourth quarter based upon an adjustment to the value of deferred tax assets acquired in the merger.

Total noninterest expense increased by $2.6 million for the quarter ended December 31, 2016 compared to the quarter ended December 31, 2015 due to the Cardinal acquisition.  Salaries and employee benefit expenses increased by $1.2 million as the number of employees increased from approximately 110 prior to the combination, to 185 after the combination.    Merger related expenses totaled $763 thousand for the quarter ended December 31, 2016 compared to $434 thousand for the quarter ended December, 2015.

President and CEO Allan Funk stated, "Earnings for 2016 exceeded our expectations due to the impact of nonrecurring purchase accounting adjustments; however, we are pleased with the fact that our core earnings were very much in line with our projections.  Earnings will continue to be impacted in early 2017 as we complete our systems conversion and fully integrate our banks; however, we believe that the majority of our merger related costs are now behind us and we anticipate improved earnings as we take advantage of the opportunities that our combined organization is expected to have going forward."

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Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of the merger, as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe (more)

harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the combined company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: the risk that the businesses of Cardinal and/or Grayson will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company's market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

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Contacts:	Allan Funk, President & CEO – 276-773-2811
Blake Edwards, Senior Executive VP and CFO – 276-773-2811

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